Exhibit 17.1

PHIL SATOW

June 15, 2015

Emmaus Life Sciences, Inc.

21250 Hawthorne Blvd, # 800

Torrance, CA 90503

Attention:            Yutaka Niihara, MD, MPH,
President and CEO

Dear Dr. Nihara,

Please be advised that I hereby tender my resignation as a member of the Board of Directors of Emmaus Life Sciences, Inc. (the “Board”) to become effective immediately upon the election and qualification of Scott Gottlieb, M.D. to replace me as the member of the Board designated by T.R. Winston & Company, LLC.

Very truly yours,

/s/ Phil Satow
Phil Satow

Acknowledged and agreed as of the date first above written.

EMMAUS LIFE SCIENCES, INC.

By:
Name:	Yutaka Niihara, MD, MPH,
President and CEO

T.R. Winston & Company, LLC

By:
G. Tyler Runnels, Chairman